Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of BGM Group Ltd (formerly known as Qilian International Holding Group Limited) to Form F-3 of our report dated February 11, 2022, except for Note 17 as to which the dated is June 30, 2022 as referenced within the financial statements filed on October 13, 2022 in Amendment No. 3 to Form 20-F, with respect to our audit of the consolidated financial statements of BGM Group Ltd (formerly known as Qilian International Holding Group Limited) as of September 30, 2021 and for the year ended September 30, 2021 appearing in the Annual Report on Form 20-F of BGM Group Ltd (formerly known as Qilian International Holding Group Limited) for the year ended September 30, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on November 15, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in such Prospectus for the periods, including the fiscal year ended September 30, 2023 and the periods after the date of our dismissal.

Friedman LLP

New York, New York

November 4, 2024